UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

442 Littlefield Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On May 28, 2015 (the “Appointment Date”), the Board of Directors (the “Board”) of the Company appointed Ronald A. Martell, a director of the Company, to serve as the Company’s Executive Chairman, effective as of the Appointment Date.  Mr. Martell, age 53, will continue to act as a director and will assume the duties of Board Chairman from Ted W. Love, MD, who will continue to act as lead independent director. As Executive Chairman, Mr. Martell will no longer be an independent director of the Company.

Mr. Martell was previously appointed a director of the Company on April 22, 2015. From June 2014 to January 2015, Mr. Martell served as Chief Executive Officer at Sevion Therapeutics, Inc.  From January 2012 through July 2013, Mr. Martell served as President and Chief Executive Officer and director of NeurogesX, Inc., where he sold the assets of the company to Acorda Therapeutics. From February 2010 through December 2011, Mr. Martell served as the Chief Executive Officer of Poniard Pharmaceuticals, Inc. From May 2007 through February 2010, Mr. Martell served as the President and Chief Operating Officer of Poniard Pharmaceuticals, Inc. and director from June 2006 through December 2011. From November 1998 through August 2006, Mr. Martell served as the Vice President, Marketing and then Senior Vice President, Sales, at ImClone Systems Incorporated, where he strengthened and expanded ImClone Systems commercial operations and field sales force in order to market and commercialize Eribtux ® with partners Bristol-Myers Squibb and Merck KGaA. From 1988 to 1998, Mr. Martell worked at Genentech in a variety of positions. At Genentech, Mr. Martell was responsible for the launch of Herceptin ® for metastatic HER-2 positive breast cancer and Rituxan ® for non-Hodgkin’s lymphoma.

In connection with his appointment as Executive Chairman, Mr. Martell entered into an offer letter with the Company dated May 28, 2015. Pursuant to Mr. Martell’s offer letter, Mr. Martell will be paid a monthly base salary of $41,667.  Additionally, Mr. Martell will be eligible for an annual target cash bonus equal to 50% of his base salary, prorated for part year service.  Although as Executive Chairman Mr. Martell will no longer receive or be eligible for compensation as a non-employee director of the Company, he will be eligible to participate in other Company employee benefits plans. Subject to the approval of the Board, the Company expects that each month while he serves as Executive Chairman, Mr. Martell will be granted an option to purchase 25,000 shares of Company common stock, for up to 12 months.  Each of these options will have an exercise price equal to the closing trading price of the Company’s common stock on the date of grant, will vest on the first year anniversary of its grant date subject to Mr. Martell’s continuous service with the Company, and will otherwise be subject to the terms and conditions applicable to options granted under the Company’s 2012 Equity Incentive Plan.

The selection of Mr. Martell to serve as Executive Chairman was not pursuant to any arrangement or understanding with respect to any other person.  In addition, there are no family relationships between Mr. Martell and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Martell reportable under Item 404(a) of Regulation S-K.

A copy of Mr. Martell’s offer letter will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, which will be filed with the SEC in the third quarter of 2015.  The foregoing description of Mr. Martell’s offer letter is qualified in its entirety by reference to the full text of such exhibit.

A copy of the press release announcing Mr. Martell’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by KaloBios Pharmaceuticals, Inc. on May 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

	By:	/s/ Donald R. Joseph
Donald R. Joseph
Chief Legal Officer

Dated: June 1, 2015